EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:    April 22, 2005

SKYWEST ANNOUNCES FIRST QUARTER 2005 EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $340.3 million for the quarter ended March 31, 2005, a 34.1% increase, compared to $253.7 million for the same period last year.  The Company reported net income of $18.8 million for the quarter ended March 31, 2005, or $0.32 per diluted share, a decrease of 3.1%, compared to $19.4 million of net income or $0.33 per diluted share, for the same period last year.

The primary items of significance affecting SkyWest, Inc.’s financial performance during the first quarter of 2005 are outlined below:

Total operating revenues for the first quarter of 2005 increased primarily as a result of a 33.8% increase in available seat miles (ASMs) and due to increased fuel cost reimbursements by the Company’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses per ASM for the first quarter of 2005, excluding fuel charges, of $81.4 million or $0.037 per ASM, decreased approximately 3.7% to $0.103 from $0.107 for the same quarter of 2004, primarily as a result of adding 36 larger and newer regional jet aircraft acquired since March 31, 2004.

Total ASMs for the first quarter of 2005 increased 33.8% from the first quarter of 2004, primarily as a result of the Company increasing its fleet size to 219 aircraft as of March 31, 2005, from 188 aircraft as of March 31, 2004.  During the quarter, the Company took delivery of 13 new CRJ700 regional jet aircraft.  Additionally, nine of these aircraft were delivered in advance of their scheduled in service production dates.  As a result, the Company incurred increased aircraft ownership costs during the quarter.  At March 31, 2005, the Company’s fleet consisted of 150 regional jets (92 United, 56 Delta and 2 SkyWest) and 69 EMB-120 aircraft (50 United, 12 Delta and 7 Continental).  During the first quarter of 2005, the Company generated 2.23 billion ASMs, compared to 1.67 billion ASMs during the same period of 2004.

On January 24, 2005, the Company and Continental Airlines announced their mutual decision to end its contractual relationship for flying turboprop aircraft as a Continental Connection carrier. The decision was reached in part due to Continental’s desire for a different aircraft due to certain operational constraints and in part due to SkyWest not achieving certain internal financial objectives.  The Company currently intends to phase out of its Continental Connection turbo-prop flying from March to June 2005.  This flying consisted of approximately 1.5% of SkyWest’s annual ASM production for 2004 and generated less than 1.0% of the Company’s operating income for 2004.

On January 31, 2005, in conjunction with a previous announcement from Delta Air Lines, regarding the dehubbing of its Dallas/Fort Worth hub, the Company re-deployed seven CRJ200 regional jet aircraft to its Salt Lake City hub where Delta Air Lines has indicated its intent to strengthen its presence.

On February 4, 2005, the Company announced that it had been selected by United Airlines to operate 20 new CRJ700 regional jet aircraft in its United Express operations. Concurrently, the Company announced that it had placed a firm order for these CRJ700 regional jet aircraft with Bombardier Aerospace.  It is anticipated that the aircraft deliveries will begin in the third quarter of 2005 and be completed by the first quarter of 2006.

During the first quarter of 2005, the Company experienced significant weather related cancellations, primarily in January, of 1,325 flights which is approximately 3.1% of total scheduled departures.  Based on historical averages for weather related cancellations of ½ of 1%, it is estimated that the Company experienced approximately 1,100 more cancellations than normal for the month.  The cancellations contributed to an increase in certain cost components, while the Company was unable to record the normal revenue for the cancelled flights.

At March 31, 2005, the Company had approximately $544.7 million in cash and marketable securities, compared to approximately $549.7 million as of December 31, 2004.  During the quarter, the Company took delivery of 13 new CRJ700 regional jet aircraft from Bombardier.  The Company financed the new aircraft acquisitions under interim financing arrangements and third-party long-term debt. The interim financing arrangements are convertible, at the Company’s option, into long-term permanent U.S. leveraged leases.  Additionally, during the quarter ended March 31, 2005, the Company refinanced four previous long-term debt financing arrangements for CRJ200 aircraft with long-term permanent U.S. leveraged leases.

The Company’s long-term debt was $540.8 million as of March 31, 2005, compared to $463.2 million at December 31, 2004, reflecting the Company’s entry into five long-term debt arrangements on five CRJ700 aircraft delivered the first quarter of 2005 and making normal recurring payments on its existing long-term debt.  The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.6 billion as of March 31, 2005.

Under the Company’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that the Company records as revenue.  However, consistent with the change to a time and material maintenance policy, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, the Company records maintenance expense on its regional jet aircraft engines as the maintenance events occur. As a result, during the first quarter of 2005, the Company collected and recorded as revenue approximately $6.4 million (pretax) under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls.

SkyWest has been ranked the number one on-time mainland carrier by the Department of Transportation for 2003 and 2004 and was also recently named the Regional Airline of the Year for 2004 by Regional Airline World magazine.

SkyWest currently operates as United Express, Delta Connection and Continental Connection carriers under contractual agreements with United Airlines and Delta Air Lines, and under a marketing agreement with Continental Airlines.  System-wide, SkyWest serves a total of 120 cities in 32 states and three Canadian provinces with over 1,500 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this press release contains forward-looking statements.  SkyWest, Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass the Company’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this press release are made as of the date hereof and are based on information available to the Company as of such date.  The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; ongoing negotiations between the Company and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; the degree and nature of competition; the Company’s ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from the Company’s current expectations are contained in the Company’s filings with the Securities and Exchange Commission, including the section of the Company’s Annual Report on Form 10 K for the year ended December 31, 2004, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Future Results.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Operating revenues:
Passenger	$335,557	$250,655
Ground handling and other	4,735	3,049
	340,292	253,704
Operating expenses:
Flying operations	178,017	119,691
Customer service	55,778	41,510
Maintenance	32,032	24,499
Depreciation and amortization	21,032	19,227
General and administrative	17,793	12,829
Promotion and sales	1,194	1,091
	305,846	218,847
Operating income	34,446	34,857
Other income (expense):
Interest income	2,962	1,896
Interest expense	(6,646)	(4,469)
	(3,684)	(2,573)
Income before income taxes	30,762	32,284
Provision for income taxes	11,997	12,914
Net income	$18,765	$19,370

Basic earnings per share	$0.33	$0.33
Diluted earnings per share	$0.32	$0.33
Weighted average common shares:
Basic	57,668	58,008
Diluted	58,197	58,633

Unaudited Operating Highlights

	Three Months Ended March 31,
Operating Highlights	2005	2004	% Change

Passengers carried	3,720,376	2,884,522	29.0
Revenue passenger miles (000)	1,632,427	1,163,736	40.3
Available seat miles (000)	2,230,101	1,666,678	33.8
Passenger load factor	73.2%	69.8%	3.4	pts
Passenger breakeven load factor	67.2%	61.5%	5.7	pts
Yield per revenue passenger mile	$0.206	$0.215	(4.2)
Revenue per available seat mile	$0.153	$0.152	0.7
Cost per available seat mile	$0.140	$0.134	4.5
Fuel cost per available seat mile	$0.037	$0.027	37.0
Average passenger trip length	439	403	8.9